PURCHASE AGREEMENT

This Agreement (“Agreement”), dated as of August 1, 2007 (the “Effective Date”), is between LEXINGTON VALLEY FORGE L.P., a Delaware limited partnership (“Seller”), and TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Buyer”).

ARTICLE 1

PURCHASE AND SALE OF PROPERTY

Section 1.1 Property Sold. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms, covenants and conditions set forth herein, the following property (collectively, the “Property”):

(a) Real Property. Fee simple title to that certain real property commonly known as 2750 Monroe Boulevard, Valley Forge, Pennsylvania, as more particularly described in Exhibit A attached hereto and made a part hereof, together with (1) all buildings, parking lots, sidewalks, landscaping and other improvements located thereon, including, without limitation, all of Seller’s interest in all mechanical systems, fixtures and equipment; electrical systems, fixtures and equipment; heating fixtures, systems and equipment; and plumbing fixtures, systems and equipment (the “Improvements”), and (2) all of Seller’s right, title and interest in and to all rights, benefits, privileges, easements, tenements, herditaments, rights-of-way and other appurtenances thereon or in any way appertaining thereto (collectively, the “Real Property”).

(b) Lease. All of the landlord’s interest in and to the Office Space Lease (the “Lease”) dated November 30, 2000, between Seller (as successor to Berwind Property Group, Ltd. and 2750 Monroe Boulevard Associates, L.P.), as Landlord and Quest Diagnostics Incorporated (“Quest”), as Tenant.

(c) Documents. All of Seller’s right, title and interest in and to all architectural and engineering plans in Seller’s possession, and service, maintenance and management contracts to which Seller is a party, if any, (collectively, “Contracts”) currently existing with respect to all or any party of the Property (“Documents”) and which Buyer elects to or is deemed to assume pursuant to the terms of Section 2.3 below.

(d) Personal Property. Any tangible or intangible personal property now or hereafter owned by Seller and situated on the Real Property (“Personal Property”).

(e) Licenses. To the extent that the same may be assigned without the consent of any third parties, all permits, Certificates of Occupancy, approvals or other governmental authorizations possessed by Seller, if any, with regard to the operation of the Real Property or Personal Property (“Licenses”).

Section 1.2 Purchase Price.

(a) The purchase price of the Property is TWENTY-SIX MILLION SEVEN HUNDRED THOUSAND DOLLARS ($26,700,000.00) (the “Purchase Price”).

(b) The Purchase Price will be paid as follows:

(1) Initial Deposit. Within three (3) Business Days after the execution of this Agreement by Seller and Buyer, Buyer shall deposit in escrow with Land America Title Company (the “Title Company” or as the context requires “Escrow Agent”), Two Grand Central Tower, 140 East 45th Street-22nd Floor, New York, New York 10017, Attention: Douglas Forsyth, the amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) (the “Initial Deposit”) to held in accordance with this Agreement, including the provisions of Section 10.17 herein. The Initial Deposit shall be held in an interest bearing account and all interest thereon shall be deemed a part of the Initial Deposit. If Buyer fails to fund the Initial Deposit as set forth in this Section 1.2(b)(1) then, without further notice or demand by Seller, this Agreement will automatically lapse and terminate by reason of the failure of a condition precedent, and Buyer and Seller will be released and relieved from all obligations and liabilities hereunder, except that the Buyer will return all of the Property Information to Seller, and Buyer and Seller will continue to be liable for those obligations that expressly survive the cancellation or termination of this Agreement. Should Buyer elect to cancel and terminate this Agreement pursuant to Section 3.3 below, then the Initial Deposit will be immediately returned to Buyer.

(2) Additional Deposit. As a material condition precedent to the continued effectiveness of this Agreement, if Buyer has not elected to cancel and terminate this Agreement pursuant to Section 3.3 below, then no later than the expiration of the Contingency Period, as defined herein, Buyer will deposit with the Escrow Agent an additional Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Additional Deposit”), which will be held by the Escrow Agent in an interest bearing account, pursuant to Section 10.17 herein. If Buyer fails to pay the Additional Deposit to the Escrow Agent within the time period required above, then, without further notice or demand by Seller, this Agreement will automatically lapse and terminate by reason of the failure of a condition precedent, the Initial Deposit will be paid by the Escrow Agent to Buyer, and Buyer and Seller will be released and relieved from all obligations and liabilities hereunder, except that the Buyer will return all of the Property Information to Seller, and Buyer and Seller will continue to be liable for those obligations that expressly survive the cancellation or termination of this Agreement. The Initial Deposit and the Additional Deposit are referred to herein collectively from time to time as the “Earnest Money.” If the Closing as contemplated hereunder should occur, then the Earnest Money will be paid by the Escrow Agent to Seller at the Closing, and the Earnest Money will be credited against the Purchase Price payable by Buyer to Seller at the Closing. From and after the expiration of the Contingency Period (as defined herein), all of the Earnest Money will be non-refundable to Buyer in all respects; notwithstanding the foregoing, all of the Earnest Money will be refundable to Buyer if this Agreement is canceled and terminated by Buyer by reason of Section 9.7 (“Buyer’s Closing Conditions”), or under Section 10.1 (“Remedies”), Section 3.3 (“Approval; Non-Satisfaction), Section 5.3 (“Title Objections”), Section 6.1 (“Casualty”), or Section 6.2 (“Condemnation”).

(3) Balance. The balance of the Purchase Price, subject to adjustment for all credits, prorations and closing costs provided for in this Agreement, will be paid to the Escrow Agent in cash or by wire transfer of other immediately available funds at the Closing hereunder (as defined below).

(c) Seller represents that their federal employer identification numbers are Texas Western Limited Partnership: 341935350; Lexington Bulverde L.P.: 43-2050788; and Lexington Gears L.P.: 20-2549216 and Buyer represents that its federal employer identification number is 33-0802019.

(d) No portion of the Purchase Price shall be attributed to the Personal Property.

ARTICLE 2

REVIEW AND INSPECTIONS

Section 2.1 Documents to be Delivered. Prior to the Effective Date, Seller has delivered to Buyer the items set forth on Schedule 2.1 annexed hereto and made a part hereof (herein collectively the “Property Information”), to the extent in Seller’s possession, all of which has been provided without any representations or warranties, except as otherwise specifically provided for in Section 4.1 herein or Seller’s Closing Documents.

Section 2.2 Contingency Period. The period of time ending on 6:00 P.M. New York time on August 6, 2007 is referred to herein as the “Contingency Period”. Notwithstanding the foregoing, the Contingency Period shall be extended, only with respect to Buyer’s receipt of an update of the Survey (hereinafter defined), for five (5) days after receipt of the updated Survey (inclusive of the date of receipt), but in no event later than 6:00 P.M. New York time on August 13, 2007 (the “Updated Survey Review Period”).

Section 2.3 Buyer’s Inspections and Review. From the date hereof, through the end of the Contingency Period and thereafter in the event Buyer has not terminated this Agreement during the Contingency Period, upon no less than two (2) business days advance written notice to Seller (or such shorter period of time as may be approved by Seller), and subject at all times to the rights of the Tenant and the requirements of the Lease, Buyer or its agents may make inspections, tests, surveys, audits or reviews of the Property or the books and records of Seller related thereto, other than Seller Documents (hereinafter defined), all at Buyer’s sole cost and expense, and without disturbing or interfering with Tenant. Buyer shall also be permitted to interview the Tenant under the Lease, accompanied by the Seller (if the Seller so chooses), upon no less than two (2) business days advance written notice to Seller, at a time and place agreed to by Tenant. Seller will allow Buyer and its agents reasonable access, upon such prior notice, to the Property or such books and records (at the location at which they are presently housed) for said inspections, other than Seller Documents. For purposes of this Agreement “Seller Documents” means: (a) any agreement or document concerning Seller, but not the Property or any aspect thereof; (b) Seller’s financial records unrelated to the Property, including all federal income tax returns of Seller for the last three (3) years; (c) any agreements of Seller concerning the Property that are no longer in effect as of the date of this Agreement; (d) Seller’s loan documents or other financing agreements that encumber the Property and will be released at or prior to the Closing or that do not encumber the Property; (e) all agreements and correspondence between Seller, its officers, directors, partners or members and their respective financial or legal advisors or counsel; (f) all agreements and correspondence between Seller and its accountants or other service providers which are unrelated to the operation of the Property; and (g) all confidential information. Buyer agrees to repair any physical damage to the Property caused by Buyer’s activities under this Section, which obligation of Buyer will survive any termination of this Agreement. Prior to, and as a condition to any entry on the Property by Buyer or its agents for the purposes set forth in this Section 2.3, Buyer shall deliver to Seller a certificate of insurance evidencing comprehensive general liability coverage (including coverage for contractual indemnities) with a combined single limit of at least $1,000,000.00 and excess umbrella coverage for bodily injury and property damage in the amount of $2,000,000.00, in a form reasonably acceptable to Seller, covering any activity, accident or damage arising in connection with Buyer or agents of Buyer on the Property, and naming Seller as an additional insured.

On or before the expiration of the Contingency Period, Buyer may deliver written notice to Seller (the “Property Contract Notice”) specifying any Contract with respect to which the Buyer desires to have Seller terminate before Closing (the “Terminated Contracts”) whereupon such Terminated Contracts shall not be assigned to, or assumed by, Buyer and Seller shall terminate such Terminated Contracts on or before Closing. To the extent that any such Terminated Contract requires payment of a penalty or premium for cancellation, Seller shall be solely responsible for the payment of any such cancellation fees or penalties. If Buyer fails to deliver the Property Contracts Notice on or before the expiration of the Contingency Period, there shall be no Terminated Contracts and Buyer shall assume all Contracts at the Close of Escrow. Notwithstanding anything to the contrary set forth in this Section, prior to Closing, Seller shall terminate any and all management contracts pertaining to the Property.

Section 2.4 Environmental Inspections. The inspections under Section 2.3 may include non-invasive Phase I environmental inspections of the Real Property, but no Phase II environmental inspections or other invasive inspections or sampling of soil, ground water or construction materials will be performed without prior written consent of Seller, which consent may be withheld in Seller’s sole discretion, and if consented to by Seller, the proposed scope of work and the party who will perform the work will be subject to Seller’s approval. If this Agreement is terminated by Buyer or Seller, Buyer will promptly deliver to Seller (at no cost to Seller) copies of all environmental reports prepared by or for Buyer.

Section 2.5 Entry and Indemnity. In connection with any entry by Buyer, or its agents, employees or contractors onto the Property, Buyer will give Seller reasonable advance notice of such entry and will conduct such entry and any inspections in connection therewith (a) during normal business hours, (b) so as to reasonably minimize interference with Seller’s business and the business of Tenant, (c) in compliance with the Lease and all applicable laws, and (d) otherwise in a reasonable manner as determined by Seller.

Buyer will indemnify and hold Seller, its partners, and each of their officers, directors, agents and employees and Tenant and their officers, directors, agents, employees, licensees and guests harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement, including, without limitation, any damage to the Property.

Section 2.6 Buyer’s obligations under Section 2.4 of this Agreement and Buyer’s indemnification obligations under Section 2.5 will survive any cancellation or termination of this Agreement and the Closing under this Agreement.

ARTICLE 3

CONDITIONS

Section 3.1 Buyer’s Contingencies. Buyer’s obligations to Close and purchase the Property are contingent upon the waiver or satisfaction of each of the following conditions precedent by the end of the Contingency Period:

(a) Environmental. At Buyer’ sole cost, Buyer will have reviewed any existing Phase I Report, and will have obtained such environmental assessments and studies of the Property as deemed necessary by Buyer, disclosing that the environmental condition of the Property is acceptable to Buyer, in its sole discretion.

(b) Inspection. Buyer will have determined, based on the inspections provided in Section 2.3, and the review of the Property Information provided under Section 2.1, that the Property is acceptable to Buyer, in its sole discretion.

(c) Tenant Estoppel Certificate. Buyer will have received, reviewed and approved a completed, executed tenant estoppel certificate substantially in the form attached herein as Exhibit B, free from material and adverse exception, qualification or modification (the “Tenant Estoppel Certificate”).

(d) Permitted Encumbrances. Buyer will have determined that the title exceptions disclosed by the Commitment (as defined herein) are acceptable to Buyer, in Buyer’s sole discretion.

Section 3.2 Cooperation. Seller and Buyer agree to use their good faith efforts to cooperate with and assist each other in attempting to satisfy each of the foregoing contingencies.

Section 3.3 Approval; Non-Satisfaction. Buyer may waive the satisfaction of any one or more of the foregoing contingencies, in Buyer’s sole discretion.

At any point prior to the end of the Contingency Period, Buyer may, by written notice to Seller, for no reason or any reason, cancel and terminate this Agreement (“Buyer’s Cancellation Notice”) and, upon Seller’s receipt of the Buyer’s Cancellation Notice, the Earnest Money, together with any interest accrued thereon, will be refunded to Buyer, and the parties will be mutually released from all liabilities and obligations hereunder, save and except that Buyer will promptly return to Seller all copies of the Property Information provided to Buyer, and Buyer and Seller will continue to be liable for those obligations that expressly survive cancellation or termination of this Agreement. Buyer’s failure to timely deliver Buyer’s Cancellation Notice and deliver the Additional Deposit to Escrow Agent shall also constitute a termination of this Agreement by reason of the Contingencies set forth in Section 3.1 above, in which event the Earnest Money, together with any interest accrued thereon, will be automatically refunded to Buyer from Escrow Agent, and the parties will be mutually released from all liabilities and obligations hereunder, save and except that Buyer will promptly return to Seller all copies of the Property Information provided to Buyer, and Buyer and Seller will continue to be liable for those obligations that expressly survive cancellation or termination of this Agreement.

ARTICLE 4

WARRANTIES

Section 4.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Buyer (herein collectively “Seller’s Warranties”).

(a) This Agreement has been, and all documents executed by Seller which are to be delivered to Buyer at Closing will be, duly authorized, executed and delivered by Seller, and this Agreement does not and such other documents will not violate any provision of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject. This Agreement is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

(b) Seller is a limited partnership duly organized, validly existing, and in good standing in state of its formation, and is qualified to do business in the State in which the Real Property is located. Seller has the power and authority to enter into this Agreement and all documents executed by Seller which are to be delivered to Buyer at Closing and to perform its obligations hereunder and thereunder.

(c) True and complete copies of all documents and agreements evidencing the Lease have been or will be provided to Buyer as part of the Property Information. To Seller’s knowledge, the Lease is in full force and effect. Seller has not given or received any written notice(s) of default under the Lease that have not been cured. All leasing commissions due and payable with respect to the Lease have been or will be paid prior to Closing, and there are no amounts due by Landlord under the Lease for any tenant improvements, except in each case as may be disclosed in the Tenant Estoppel Certificate. Except for the Lease or otherwise disclosed by the Commitment, Seller has not granted any other leases, licenses or other occupancy agreements with respect to the Property. No rent or other payments have been collected in advance for more than one (1) month.

(d) Except for the Contracts listed on Exhibit G annexed hereto, there are no currently effective equipment leases, building service agreements, or other agreements relating to the operation of the Property to which Seller is a party and for which Buyer will be liable after the Closing and made a part hereof and otherwise disclosed by the Commitment.

(e) Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code of 1986, as amended and any related regulations.

(f) To Seller’s knowledge, there is no litigation or governmental proceeding (including, but not limited to any condemnation proceeding) at law or in equity, or before or by any federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, or instrumentality, domestic or foreign, pending or, threatened, with respect to the Property or Seller which impairs Seller’s ability to perform its obligations under this Agreement.

(g) The execution and delivery by Seller of, and the performance of and compliance by Seller with, the terms and provisions of this Agreement, do not to Seller’s knowledge (1) conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under any agreement or instrument to which Seller is a party or by which all or any part of the Property is bound, (2) violate any restriction, requirement, covenant or condition to which all or any part of the Property is bound, (3) constitute a violation of any applicable code, resolution, law, statute, regulation, ordinance or rule applicable to Seller or the Property, (4) constitute a violation of any judgment, decree or order applicable to Seller or specifically applicable to the Property, or (5) require the consent, waiver or approval of any third party.

(h) Seller is not the subject of any existing or, to Seller’s knowledge, pending, threatened or contemplated bankruptcy, solvency or other debtor’s relief proceeding.

(i) Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order of the President of the United States of America (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department, as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the United States Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

(j) Except as expressly set forth in the Property Information, to Seller’s knowledge, Seller has not received any written notice from any governmental, quasi-governmental authority or other third party of any alleged violations of any applicable federal, state or local laws, statutes, rules, regulations, ordinances, orders or requirements (collectively, “Laws”) noted or issued by any governmental authority having jurisdiction over or affecting the Property, including, without limitation, Laws relating to Hazardous Materials (hereinafter defined). For purposes of this Agreement, “Hazardous Materials” is defined as all hazardous, toxic or radioactive matter including, without limitation, (a) petroleum, petroleum products, gasoline, diesel fuel, motor oil, and their related additives, and (b) any substance or material that may give rise to liability under: (i) the Resources Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.), and any amendments thereto; (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §§ 9601, et seq.), and any amendments thereto; (iii) the Federal Water Pollution Control Act (33 U.S.C. § 1321 et seq.), and any amendments thereto; (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.), and any amendments thereto; and (v) any similar local, state or federal laws, ordinances, regulations or directives that concern the control of materials or substances known or suspected to be toxic or hazardous (including, without limitation, methane, volatile hydrocarbons, industrial solvents, asbestos and any radioactive substance).

(k) To Seller’s knowledge, the Property Information delivered to Buyer contains true, correct and complete copies of such Property Information in Seller’s possession and constitutes all the material documents in Seller’s possession.

Each of the representations and warranties of Seller contained in this Section 4.1 is true as of the Effective Date and will be deemed remade by Seller, and will be true in all material respects as of the date of Closing (other than the representations in Section 4.1(g), subject in each case to any Exception Matters (as defined below)).

Section 4.2 Enforcement. Seller’s Warranties will be void, ab initio, and will lapse and terminate if this Agreement terminates, or is terminated, under Sections 3.3, 5.3, 6.1 or 6.2. If the Closing occurs, Seller’s Warranties will survive the Closing hereunder, for the benefit of Buyer, for a period ending at 5:00 p.m. on the six (6) month anniversary of the Date of Closing (the “Warranty Expiration Date”). No claim for a breach of any Seller Warranties, or the failure or default of a covenant or agreement of Seller that survives Closing, shall be actionable or payable unless the actual damages for all such breaches collectively aggregate more than Fifty Thousand and No/100 Dollars ($50,000.00) (the “Threshold Amount”), in which event the amount of such claims in excess of the Threshold Amount shall be actionable, but in no event in an amount to exceed One Million Five Hundred Thousand Dollars ($1,500,000.00) (“Seller’s Damage Cap”). Seller will not be liable or responsible in any circumstances for any consequential damages or lost profits, and Buyer hereby releases and waives all claims for consequential damages and lost profits. If, on or prior to the Warranty Expiration Date, Buyer has not notified Seller, in writing, of any claim Buyer has against Seller for breach of any of Seller’s Warranties and commenced an action against Seller, Buyer will be forever barred and precluded from making a claim based upon any breach of the Seller’s Warranties, and Seller will be deemed released from all liabilities and obligations with respect thereto.

Section 4.3 No Liability for Exception Matters. As used herein, the term “Exception Matter” will refer to (i) a fact, circumstance, potential claim, or other matter disclosed to Buyer by Seller in writing before the expiration of the Contingency Period, or (ii) a fact, circumstance, potential claim, or other matter actually discovered by Buyer before the expiration of the Contingency Period, that would make a representation or warranty of Seller contained in this Agreement untrue or incorrect, including matters disclosed in the Tenant Estoppel Certificate. Buyer and Seller will promptly notify each other in writing of any Exception Matter of which either obtains knowledge before the Closing. If Buyer obtains knowledge of any Exception Matter before the Closing, but nonetheless elects to proceed with the acquisition of the Property, Buyer will consummate the acquisition of the Property subject to and by accepting such Exception Matter and Seller will have no liability with respect to such Exception Matter, notwithstanding any contrary provision, covenant, representation or warranty contained in this Agreement.

Section 4.4 Seller’s Knowledge. For purposes of Seller’s Warranties whenever the phrase “to the best of Seller’s knowledge” or the “knowledge” of Seller or words of similar import are used, they will be deemed to mean and are limited to the current actual knowledge only of Andrew Zhong, Seller’s asset manager for the Real Property, without any duty or obligation to investigate any matter or examine any records or files related to Seller or the Property, and not any implied, imputed or constructive knowledge of such individual or of Seller; it being understood and agreed that such individual will have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

Section 4.5 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

(a) Buyer represents and warrants to Seller that this Agreement and all documents executed by Buyer which are to be delivered to Seller at Closing do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Buyer is a party or to which Buyer is subject. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

(b) Buyer (or any permitted assignee) has been duly organized, is validly existing and is in good standing in the state in which it was formed, and is, or will be prior to Closing, qualified to do business in the state in which the Real Property is located. This Agreement has been, and all documents executed by Buyer which are to be delivered to Seller at Closing will be, duly authorized, executed and delivered by Buyer. Buyer has the financial capability and business experience to consummate the transactions contemplated by this Agreement.

(c) Buyer is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order of the President of the United States of America (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department, as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the United States Office of Foreign Assets Control, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

Section 4.6 Buyer’s Independent Evaluation. As of the expiration of the Contingency Period, Buyer will have, or will have had ample opportunities to have:

(a) Examined and inspected the Property and will know and be satisfied with the physical condition, quality, quantity and state of repair of the Property in all respects, and by proceeding with this transaction following the expiration of the Contingency Period will be deemed to have determined that the same is satisfactory to Buyer;

(b) Reviewed the Lease and all other Property Information, and Buyer, by proceeding with this transaction following the expiration of the Contingency Period, will be deemed to have determined that the same and the information and data contained therein and evidenced thereby are satisfactory to Buyer;

(c) Reviewed all applicable laws, ordinances, rules and governmental regulations (including, but not limited to, those relating to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Real Property, and Buyer, by proceeding with this transaction following the expiration of the Contingency Period, will be deemed to have determined that the same are satisfactory to Buyer; and

(d) Investigated, examined and approved the presence or absence of Hazardous Materials in, on or under the Property, and the presence of lead-containing dust in the building, which investigations, examinations or audits will be performed or arranged by Buyer, at Buyer’s sole expense, prior to the end of the Contingency Period.

(1) AS-IS. EXCEPT FOR SELLER’S WARRANTIES IN SECTION 4.1 OF THIS AGREEMENT, THIS SALE IS MADE WITHOUT REPRESENTATION, COVENANT, OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) BY SELLER. AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, BUYER AGREES TO ACCEPT THE PROPERTY ON AN “AS IS” AND “WHERE IS” BASIS, WITH ALL FAULTS, AND WITHOUT ANY REPRESENTATION OR WARRANTY, ALL OF WHICH SELLER HEREBY DISCLAIMS. EXCEPT FOR SELLER’S WARRANTIES, NO WARRANTY OR REPRESENTATION IS MADE BY SELLER AS TO FITNESS FOR ANY PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, QUALITY, CONDITION, OPERATION OR INCOME, COMPLIANCE WITH DRAWINGS OR SPECIFICATIONS, ABSENCE OF DEFECTS, ABSENCE OF HAZARDOUS OR TOXIC SUBSTANCES, THE PRESENCE OF LEAD-CONTAINING DUST, ABSENCE OF FAULTS, FLOODING, OR COMPLIANCE WITH LAWS AND REGULATIONS INCLUDING, WITHOUT LIMITATION, THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT (INCLUDING, WITHOUT LIMITATION, THE ADA). BUYER ACKNOWLEDGES THAT BUYER HAS ENTERED INTO THIS AGREEMENT WITH THE INTENTION OF MAKING AND RELYING UPON ITS OWN INVESTIGATION OF THE PHYSICAL, ENVIRONMENTAL, ECONOMIC USE, COMPLIANCE, AND LEGAL CONDITION OF THE PROPERTY. EXCEPT AS EXPRESSLY SET FORTH HEREIN WITH RESPECT TO SELLER’S REPRESENTATIONS AND WARRANTIES, BUYER EXPRESSLY RELEASES, AND WAIVES (TO THE EXTENT ALLOWED BY APPLICABLE LAW) ANY CLAIMS UNDER FEDERAL LAW, STATE OR OTHER LAW, WHETHER IN LAW OR EQUITY THAT BUYER MIGHT OTHERWISE HAVE AGAINST SELLER RELATING TO THE USE, CHARACTERISTICS OR CONDITION OF THE PROPERTY WHETHER ARISING BEFORE OR AFTER THE DATE OF CLOSING, INCLUDING, WITHOUT LIMITATION, ANY PHYSICAL, ENVIRONMENTAL, ECONOMIC OR LEGAL CONDITION THEREOF AND ANY CLAIM FOR INDEMNIFICATION OR CONTRIBUTION ARISING UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT (42 U.S.C. SECTION 9601 ET SEQ.) OR ANY SIMILAR FEDERAL, STATE OR LOCAL STATUTE, RULE OR ORDINANCE RELATING TO LIABILITY OF PROPERTY OWNERS FOR ENVIRONMENTAL MATTERS.

Buyer’s Initials

Section 4.7 Buyer’s acceptance under Section 4.6 of this Agreement will not be deemed to modify or limit any of Seller’s representations or warranties under this Agreement.

ARTICLE 5

TITLE MATTERS

Section 5.1 Commitment. Seller has ordered a current title commitment (“Commitment”) for an ALTA Form B Owner’s Title Policy issued by the Title Company showing the status of title of the Real Estate and all exceptions, including liens, encumbrances, easements, restrictions, rights-of-way, covenants, reservations and other conditions, if any, affecting the Real Estate, together with legible copies of all documents affecting the Property and referred to in the Commitment and has requested that the foregoing be delivered as soon as possible to Buyer’s attorney.

Section 5.2 Survey. If available, the current survey of the Property (the “Survey”) will be delivered to Buyer as part of the Property Information. Buyer may have an updated Survey prepared at Buyer’s sole cost and expense, to include the surveyor’s certification to Buyer, Buyer’s lender and the Title Company dated subsequent to the date of this Agreement confirming that such Survey has been prepared in full compliance with the most recent Survey Standards of the ALTA and ACSM.

Section 5.3 Title Objections. If the Commitment or the Survey shows exceptions or defects that Buyer does not consent to, Buyer will provide Seller with written notice of the objections to title raised by such matters by the expiration of the Contingency Period. Notwithstanding the foregoing, Buyer may raise objections to title only with respect to new matters shown on the updated Survey by the expiration of the Updated Survey Review Period. Buyer’s failure to make such objections within said periods will constitute a waiver by Buyer of any objections to the marketability of title; provided that Buyer will be permitted to raise as title objections (within five (5) business days of Buyer’s notification thereof), matters affecting title which are first notified to Buyer by an amendment, update or continuation of the Commitment. If Buyer does timely provide written notice to Seller of objections to title as disclosed by the Commitment (or update as aforesaid), then Seller will have fifteen (15) days after Buyer makes written objection to Seller to use commercially reasonable efforts to (but no obligation to) cure such defects. Seller will be deemed to have duly cured any such defects in title if Seller causes the title company to agree to provide Buyer, at Closing (at no cost to Buyer), with specific title insurance insuring Buyer over any loss occasioned by such defects, pursuant to an endorsement reasonably satisfactory to Buyer. If Seller elects not to cure, or has not been able to cure, such title defects within fifteen (15) days from the date of written objection thereto, as above provided, and Buyer does not waive the curing of such defects, then this Agreement will be voidable, at Buyer’s option, upon written notice to Seller given within five (5) business days of the expiration of the said fifteen (15) day period, in which event the entire Earnest Money and interest earned thereon will be immediately refunded to Buyer. Notwithstanding the foregoing, Seller agrees to satisfy any mortgages created or assumed by Seller, and any other liens voluntarily created by Seller (but not the Tenant under the Lease) that are curable solely by the payment of money not to exceed one percent (1%) of the Purchase Price either prior to Closing or simultaneously with Closing by using proceeds from the sale.

ARTICLE 6

RISK OF LOSS AND INSURANCE PROCEEDS

Section 6.1 Casualty.

(a) In the event of fire or other casualty, Seller will immediately notify Buyer thereof. In the event such casualty results in the termination of the Lease, or would, in the reasonable opinion of a general contractor selected by Seller, cost in excess of One Million Three Hundred Thirty Five Thousand Dollars ($1,335,000.00) to repair, either Seller or Buyer will have the option, exercisable within fifteen (15) days of Seller’s notice, of either (i) declaring this Agreement terminated in which event Title Company will refund to Buyer, with the interest earned thereon, the entire Earnest Money whereupon this Agreement and all rights of Buyer hereunder and to the Property will terminate and neither Seller nor Buyer will have any further claim against the other (except for those obligations that expressly survive cancellation or termination of this Agreement), or (ii) closing title in accordance with this Agreement and paying in full the Purchase Price, without any abatement thereof or claim against Seller for such loss or damage (except solely that Seller will credit the purchase price by the amount of its insurance deductible, if Seller maintains the property insurance), and accepting an assignment, without recourse, of Seller’s rights, if any, to any payments to be made under any applicable hazard insurance policies together with any payments under such policies made to Seller prior to the Closing and not expended to repair or replace such loss, damage or destruction and to reimburse Seller for all actual reasonable collection costs, together with payment by Seller to Buyer of the amount of the applicable deductible, if any is payable by Seller. If Buyer will have failed to timely make an election pursuant to the foregoing sentence Buyer will be deemed to have elected to proceed with the purchase of the Property in accordance with (ii) above.

(b) In the event a casualty occurs that does not result in the termination of the Lease, the Closing shall occur in accordance with this Agreement and Buyer shall pay full the Purchase Price, without any abatement thereof or claim against Seller for such loss or damage (except solely that Seller will credit the purchase price by the amount of its insurance deductible, if Seller maintains the property insurance), and accepting an assignment, without recourse, of Seller’s rights, if any, to any payments to be made under any applicable hazard insurance policies together with any payments under such policies made to Seller prior to the Closing and not expended to repair or replace such loss, damage or destruction and to reimburse Seller for all actual reasonable collection costs, together with payment by Seller to Buyer of the amount of the applicable deductible, if any is payable by Seller.

(c) This paragraph will govern to the extent inconsistent with any applicable law.

Section 6.2 Condemnation. As of the date hereof, Seller represents and warrants that it has no knowledge of any pending or contemplated condemnation proceedings affecting the Property or any part thereof. If prior to the Closing, all of the Property will be taken by condemnation, eminent domain or deed in lieu thereof or such a taking will be threatened in writing by the applicable governmental authority having jurisdiction over the Property, this Agreement will be automatically canceled, the entire Earnest Money together with any interest thereon will be returned to Buyer and thereupon neither party will have any further liability or obligation to the other (except for those obligations that expressly survive cancellation or termination of this Agreement). If, prior to the Closing, a portion, but less than all, of the Property will be taken by condemnation, eminent domain or deed in lieu thereof and Tenant elects to terminate the Lease, then in such event Buyer may cancel this Agreement by sending written notice thereof to Seller within fifteen (15) days of Buyer’s receipt of notice of such condemnation, eminent domain, or other taking, in which event Title Company will return to Buyer the entire Earnest Money with interest thereon and thereupon neither party will have any further liability or obligations to the other (except for those obligations that expressly survive cancellation or termination of this Agreement). If this Agreement is not canceled, Buyer will accept title to the Property subject to the condemnation, eminent domain or taking, in which event on the Date of Closing the net proceeds of the award or payment (after payment of all actual reasonable collection costs) will be assigned by Seller to Buyer and net monies theretofore received by Seller in connection with such condemnation, eminent domain, taking or change of grade will be paid over to Buyer or allowed as a credit against the purchase price hereunder.

ARTICLE 7

BROKERS

Section 7.1 Warranty. The parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about this transaction except for Grubb & Ellis (“Seller’s Broker”).

Section 7.2 Payment of Commission. At Closing, Seller will pay the commission due, if any, to Seller’s Broker, which will be paid pursuant to a separate agreement between Seller and Seller’s Broker.

Section 7.3 Indemnity. If any person (other than Seller’s Broker) brings a claim for a commission or finder’s fee based upon any contact, dealings or communication with Buyer or Seller, then the party through whom such person makes his claim will defend the other party (the “Indemnified Party”) from such claim, and will indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including without limitation, court costs and reasonable attorneys’ fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Section will survive the Closing or, if the purchase and sale is not consummated, any termination of this Agreement.

ARTICLE 8

OPERATIONS

Section 8.1 Ongoing Operations. During the pendency of this Agreement, but subject to the limitations set forth below, Seller will (a) continue to maintain substantially the same insurance as presently in effect in respect of the Property, (b) provide Buyer with copies of (i) any notices of default, (ii) any copies of correspondence received from Tenant that it is discontinuing operations at the Property or seeking to re-negotiate its lease, (iii) notices of bankruptcy filings received with respect to Tenant and (iv) other material correspondence received from Tenant under the Lease and (c) otherwise carry on its businesses and activities relating to the Real Property substantially in the same manner as it did before the date of this Agreement, provided that Seller shall not be required to make any capital repairs or improvements to the Property.

Section 8.2 Contracts. Following the Effective Date, Seller will not (i) enter into any lease or contract that could create an obligation affecting the Real Property subsequent to the Closing, or (ii) amend or waive any material right under any Contract without the prior consent of the Buyer, which shall not be unreasonably withheld or delayed.

Section 8.3 Lease. Seller may not, without Buyer’s prior written consent, enter into amendments, expansions or renewals of the Lease (other than as may be required by the Lease).

Section 8.4 SNDA. Seller shall deliver to Tenant and use commercially reasonable efforts (without any cost and expense to Seller, and without commencing any proceedings or claiming any default under the Lease) to obtain a subordination, attornment and non-disturbance agreement (“SNDA”) from Tenant in favor of Buyer’s lender in the form attached as Exhibit H.

Section 8.5 No Showings. Following the Effective Date, Seller will not market, show or list the Property to any other prospective buyer during the term of this Agreement as long as Buyer is not in default hereunder and no party has sent a notice terminating this Agreement.

ARTICLE 9

CLOSING

Section 9.1 Closing Date. Provided that all conditions thereto have been satisfied in all material respects, the consummation of the sale and purchase contemplated hereby will be held on or before 2:00 pm New York time on the thirtieth (30th) day after the expiration of the Contingency Period. The Closing will take place in escrow through the offices of the Title Company. The date of Closing is herein referred to as the “Date of Closing” or the “Closing.”: Notwithstanding the foregoing, Buyer acknowledges that Seller has advised it that the existing mortgage indebtedness on the Property is being defeased in connection with this transaction. Anything in this Section 9.1 or any other provision of this Agreement to the contrary notwithstanding, in the event that Seller requires additional time to effect such defeasance in order to deliver title as required herein, Seller shall have the right to adjourn the Date of Closing for up to an aggregate of thirty (30) days by giving notice to Buyer to such effect not later than two (2) business days prior to the then-scheduled Date of Closing. In addition, notwithstanding anything contained in this Agreement to the contrary, in order to accommodate such defeasance, Seller and Purchaser agree that all of Seller’s Closing Documents, Buyer’s Closing Documents and the balance of the Purchase Price shall be deposited into escrow with the Escrow Agent not later than one (1) day prior to the Date of Closing pursuant to an escrow agreement mutually agreeable to Seller and Buyer.

Section 9.2 Seller’s Closing Documents. Seller will deliver to Buyer at Closing (except as otherwise indicated) all of the following items:

(a) A properly executed and acknowledged recordable limited warranty deed in the form attached as Exhibit C conveying title to the Real Property and the appurtenant easements to Buyer which shall (i) be in recordable form, and (ii) be duly executed and acknowledged by Seller.

(b) A quit claim Bill of Sale in the form attached as Exhibit D, duly executed and acknowledged by Seller, conveying to Buyer title to any Personal Property.

(c) Seller’s properly executed title affidavits in the customary form pertaining to liens, judgments, mechanic liens and bankruptcies, in each case against Seller, brokerage fees, etc. which affect the Property.

(d) An Assignment and Assumption of the Lease duly executed and acknowledged by Seller in the form attached as Exhibit E (“Lease Assignment”) together with the original, executed Tenant Estoppel Certificate if delivered by the Tenant.

(e) An Assignment duly executed and acknowledged by Seller in the form attached as Exhibit F by which Seller will assign, without recourse, all of Seller’s rights to Buyer in and under: (i) all guaranties and warranties made by any contractor, subcontractor, materialman, supplier, or other person or entity with respect to the Improvements; (ii) the Contracts; (iii) the Documents; and (iv) the Licenses (the “General Assignment”).

(f) A sworn statement provided by Seller that it is not a foreign person and containing such other information as may be required by Section 1445 of the Internal Revenue Code and regulations thereunder.

(g) A letter to the Tenant in the form provided by Buyer and reasonably satisfactory to Seller, advising it of the sale and directing it to pay all future rent to Buyer, at such address as Buyer directs.

(h) The original Lease if Seller’s possession and control, together with all exhibits referenced therein (to be delivered to Buyer or its designee within three (3) Business Days after Closing, which obligation shall survive the Closing).

(i) All original guaranties, warranties, licenses and Contracts in Seller’s possession and control bearing on the Property (to be delivered to Buyer or its designee within three (3) Business Days after Closing, which obligation shall survive the Closing).

(j) All construction drawings, plans and specifications in Seller’s possession or control (to be delivered to Buyer or its designee within three (3) Business Days after Closing, which obligation shall survive the Closing).

(k) All keys to the Property which are in Seller’s possession.

(l) Possession of the Property, subject only to the rights of the Tenant in possession thereof.

(m) A 1099S form.

(n) The Title Company’s closing statement executed by Seller.

(o) Documents reasonably required by the Title Company to consummate the transaction contemplated hereby, including such documentation as the Title Company may reasonably require to evidence the authority of the Seller to convey the Property to Buyer.

Section 9.3 Buyer’s Closing Documents. Buyer will deliver to Seller at Closing all of the following items:

(a) Any documents, instruments or authorizations necessary so as to cause the Title Company to forward the Earnest Money, and all interest earned thereon, to the Seller by wire transfer.

(b) The cash payment required by Section 1.2 above, subject only to the prorations, credits and adjustments specified herein.

(c) The Lease Assignment duly executed and acknowledged by Buyer.

(d) The General Assignment duly executed and acknowledged by Buyer.

(e) The Title Company’s closing statement executed by Buyer.

(f) Such other and further documentation reasonably required by the Title Company.

Section 9.4 Closing Costs.

The following costs and expenses will be paid as follows in connection with the Closing:

(a) Seller will pay:

(1) The cost of preparation of the Deed(s) and other documents of conveyance.

(2) One half (1/2) of all State, County and City transfer taxes upon delivery to Buyer of the Deed.

(3) Seller’s attorneys’ fees.

(4) All amounts required to obtain releases of any mortgages, contracts for deed, mechanic’s liens, or other liens and encumbrances against the Property which Seller is obligated to remove of record pursuant to the terms of this Agreement.

(5) Such other costs as are allocated to Seller under this Agreement.

(b) Buyer will pay:

(1) Any filing fee to record the Deed(s).

(2) The premium and all other costs and charges for any Owner’s Title Policy and endorsements to be issued by the Title Company in the amount of the Purchase Price, any lender’s title insurance policy and endorsements or supplemental coverage obtained by Buyer.

(3) One half (1/2) of all State, County and City transfer taxes upon delivery to Buyer of the Deed.

(4) Buyer’s attorneys’ fees.

(5) The cost to obtain any additional survey, if obtained.

(6) Any amounts for the Closing fee charged by the Title Company.

(7) Such other costs as are allocated to Buyer under this Agreement.

Section 9.5 Taxes and Special Assessments.

Real estate taxes and any other assessments affecting the Property shall be prorated as of the Date of Closing (provided there shall be no proration of these charges to the extent they are paid by the Tenant). If, on the Date of Closing, the Property or any part thereof shall be affected by any assessment which is payable in installments, Seller shall have no liability for payment of any installment becoming due on or after the Date of Closing. Assessments shall not be objections to title whether or not the same constitute liens on the Date of Closing.

Section 9.6 Proration of Income and Expenses.

(a) Rents. All rent will be prorated by the parties on a per diem basis to the Date of Closing by appropriate adjustments to the Closing Statement as follows: Seller will be entitled to all income and rentals accrued prior to 11:59 p.m. on the day prior to the Date of Closing and will be obligated for all expenses accruing prior to the Date of Closing; and Buyer will be entitled to collect and retain all rental due on and after the Closing and will be obligated to pay all expenses accruing on and after the Closing.

(b) Utilities. Water, sewage, fire protection inspection services, electric, telephone and all other utility charges will be prorated by the parties on a per diem basis to the Date of Closing (provided there shall be no proration of these charges if they are paid directly by Tenant).

(c) Subsequent Adjustments. If on the Date of Closing, the precise figures necessary for any of the foregoing adjustments are not capable of determination, then those adjustments will be made on the basis of the most recent bills, and final adjustments will be made promptly after precise figures are determined or available. The provisions of this Section 9.6 shall survive the Closing for one (1) year.

Section 9.7 Buyer’s Closing Conditions. Buyer’s obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by Seller with the following covenants:

(a) Seller’s Deliveries. Seller shall have delivered to the Title Company or the Buyer, as the case may be, on or before the date of Closing, all of the documents called for by this Agreement, including without limitation Section 9.2 hereof.

(b) Seller’s Representations and Warranties. All of Seller’s representations and warranties made in this Agreement shall be true and correct as of the Effective Date and as of Date of Closing as if then made in all material respects (other than the representations in Section 4.1(g)), and Seller shall have performed all of its covenants and other obligations under this Agreement.

(c) Title Policy. The Title Company shall be prepared to issue at Closing (or prepared to unconditionally commit to issue at Closing, with no “gap”) its title policy to Buyer, in the form agreed to in accordance with Article 5 herein, subject only to the payment of its premiums (at standard rates) for such policy as set forth herein.

Section 9.8 Seller’s Closing Conditions. Seller’s obligations hereunder are subject to the satisfaction of the following conditions precedent and the compliance by Buyer with the following covenants:

(a) Buyer’s Deliveries. Buyer shall have delivered to the Title Company or the Seller, as the case may be, on or before the date of Closing, the balance of the Purchase Price and all of the documents called for by this Agreement, including, without limitation, Section 9.3 hereof.

(b) Buyer’s Representations and Warranties. All of Buyer’s representations and warranties made in this Agreement shall be true and correct as of the Effective Date and as of Date of Closing as if then made in all material respects, and Buyer shall have performed all of its covenants and other obligations under this Agreement.

ARTICLE 10

MISCELLANEOUS

Section 10.1 Remedies.

(a) If Buyer defaults under the terms of this Agreement, (and with respect only to a non-monetary default, following notice to Buyer and five (5) days thereafter during which period Buyer may cure the non-monetary default), Seller may terminate this Agreement and the Title Company will pay Seller all of the Earnest Money which Seller may retain, which amount is agreed upon by and between Seller and Buyer as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages and the uncertainty thereof; and no other damages, rights or remedies at law or in equity shall in any case be collectible, enforceable or available to Seller, but Seller shall accept said cash payment as Seller’s total damages and relief; provided, however, that Seller’s receipt and acceptance of the Earnest Money will not prejudice, waive or in any manner affect any and all remedies available at law, in equity, or hereunder with respect to enforcing Buyer’s obligations that expressly survive cancellation or termination of this Agreement.

(b) If Seller defaults in the performance of this Agreement, (and with respect only to a non-monetary default, following notice to Seller and five (5) days thereafter during which period Seller may cure the non-monetary default), Buyer, as its sole and exclusive remedy, may either: (i) cancel and terminate this Agreement by written notice, and upon such termination, the Title Company will pay Buyer all of the Earnest Money, and thereafter neither party shall have any further liability hereunder except for Buyer and Seller’s obligations that expressly survive cancellation or termination of this Agreement or, (ii) apply for and receive a decree of specific performance to enforce performance of the terms hereof provided that any suit for specific performance must be brought within forty-five (45) days of Seller’s default, to the extent permitted by law, Buyer waiving the right to bring suit at any later date. In no event will Seller be liable or responsible for (and Buyer hereby waives) all claims to recover any monetary damages whatsoever, whether general, special, incidental or consequential allegedly arising from any breach of this Agreement by Seller (other than as set forth in Section 4.2 hereof).

Section 10.2 Notices. Any notices required or permitted to be given hereunder will be given in writing, signed by the party giving the same, and will be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by a commercial overnight courier that guarantees next business day delivery and provides a receipt, or (d) by facsimile, and such notices will be addressed as follows:

To Seller:	Lexington Realty Trust
One Penn Plaza, Ste. 4015
New York, NY 10119-4015
Attention: Richard J. Rouse
Phone: (212) 692-7220
Fax: (212) 594-6600
With copy to:	Lexington Realty Trust
One Penn Plaza, Ste. 4015
New York, NY 10119-4015
Attention: Joseph Bonventre, Esquire
Phone: (212) 692-7250
Fax: (212) 594-6600
with a copy to:	Eiseman Levine Lehrhaupt & Kakoyiannis P.C.
805 Third Avenue
New York, New York 10022
Attention: Jonathan Eiseman, Esquire
Phone: (212) 752-1000
Fax: (212) 355-4608
To Buyer:	Triple Net Properties, LLC
1551 N Tustin Avenue, Suite 200
Santa Ana, CA 92705
Attention: Mr. Danny Prosky
Managing Director, Health Care Properties
Phone: (714) 667-8252 ext 315
Fax: (714) 918-9102
with a copy to:	Cox, Castle & Nicholson LLP
2049 Century Park East
28th Floor
Los Angeles, California 90067-3284
Attention: David Lari, Esq.
Phone: (310) 284-2292
Fax: (310) 277-7889
To Escrow Agent:	Land America Title Company

Two Grand Central Tower

140 East 45th Street, 22nd Floor

New York, New York 10017

Attention: Douglas Forsyth

Phone: (212) 973-6210

Fax: (212) 856-9308

or to such other address as either party may from time to time specify in writing to the other party. Any notice, personally delivered, will be effective upon delivery. Any such communication, if mailed as provided herein, will be deemed to have been received on the expiration of three (3) business days after mailing. Any such communication, if sent via overnight recognized courier (e.g., Fedex, AirBorne) next day delivery as provided herein, will be deemed to have been received on the expiration of one (1) business day after mailing. Any such communication, if sent via facsimile, will be deemed to have been given and received on the day indicated on the confirmed facsimile delivery transmission (provided duplicate copy is also sent via overnight courier). If the last day of a period within which either party is required or allowed to provide a notice, demand, offer, election, acceptance or other communication hereunder should fall upon a Saturday, Sunday or legal holiday then, the next full business day will be included in such period and such notice, offer, demand, request or communication may be made and given on such next full business day. Notices may be delivered on behalf of the parties by their respective attorneys.

Section 10.3 Entire Agreement. This Agreement, together with the Exhibits and schedules hereto, contains all representations, warranties and covenants made by Buyer and Seller and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement together with the Exhibits and schedules hereto.

Section 10.4 Attorneys’ Fees. If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, will pay any and all reasonable costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements. The provisions of this Section 10.4 shall survive the cancellation or termination of this Agreement.

Section 10.5 Assignment. Buyer’s rights and obligations hereunder will not be assignable without the prior written consent of Seller in Seller’s sole discretion. Notwithstanding the foregoing, Buyer may assign all of its rights and obligations under this Agreement, without Seller’s prior written consent, to (a) NNN Healthcare/Office REIT, Inc. or a wholly owned Affiliate (hereinafter defined) thereof or (b) an entity that (i) directly or indirectly controls, is controlled by or is under common control with Buyer or (ii) at least a majority of whose economic interest is owned by Buyer (an “Affiliate”), provided that Buyer and the assignee execute an assignment and assumption agreement pursuant to which the assignee expressly assumes all of Buyer’s obligations under this Agreement. Additionally, Buyer shall have the right, without assigning this Agreement and without Seller’s consent, to cause Seller to grant title to the Property to up to thirty-five (35) Tenant-in-common (the “Nominees”) in lieu of granting title to the Property to Buyer, provided that (i) Buyer notifies Seller, in writing, at least ten (10) business days prior to the Date of Closing that Buyer wishes to cause Seller to grant title to the Property to the Nominees, along with the names of the Nominees and any other information reasonably required by Seller to prepare and complete the Deed, Assignment Agreement and any other closing documents to reflect the vesting of title to the Property in the Nominees, (ii) there is no additional cost, liability or expense incurred by Seller in connection therewith and Buyer pays all of Seller’s attorneys fees incurred in connection with the preparation of the closing documents, (iii) the Date of Closing is not delayed in connection therewith, (iv) Buyer agrees to and hereby does indemnify and hold Seller harmless from and against any and all liability, damage, and cost, including reasonably attorneys’ fees, incurred by Seller by virtue of Seller’s granting of title to the Property to the Nominees and (v) Buyer provides Seller with reasonable evidence that it is sponsoring the Nominees and managing the Property on their behalf. Buyer will not be released from any of its obligations or liabilities hereunder in connection with any assignment.

Section 10.6 Cooperation with S-X 3-14 Audit. In the event that Buyer assigns all of its rights, title and interest in and to this Agreement in accordance with Section 10.5 to a publicly registered company (“Registered Company”) promoted by the Buyer, and Buyer determines in good faith that it is required to file financial statements, pro formas and any other financial information in compliance with (i) any or all of Rule 3-05 or Rule 3-14 of Regulation S-X of the Securities and Exchange Commission or (ii) any registration statement, 424(b) prospectus, report or disclosure statement filed with the Securities and Exchange Commission by such Registered Company, (the “SEC Filings”) that related to the most recent pre-acquisition fiscal year and the current fiscal year through the date of acquisition (the “Audited Year”) for the Property, upon reasonable advance written notice from Buyer, Seller’s, at Buyer’s sole cost and expense, shall use its reasonable efforts to provide the Registered Company with the following, to the extent (x) not already provided to Buyer, (y) in the possession of Seller and (z) relevant and reasonably necessary to enable the Registered Company to file such SEC Filings:

(1) Access to bank statements for the Audited year;

(2) Rent roll as of the end of the Audited Year;

(3) Operating Statements for the Audited Year;

(4) Access to the general ledger for the Audited Year;

(5) Cash receipts schedule for each month in the Audited Year;

(6) Access to invoice for expenses and capital improvements in the Audited Year;

(7) Accounts payable ledger and accrued expense reconciliations for the Audit Year;

(8) Check register for the 3-months following the Audited Year;

(9) Lease and 5-year lease schedules;

(10) Copies of all insurance documentation for the Audited Year;

(11) Copies of accounts receivable aging as of the end of the Audited Year and an explanation for all accounts over 30 days past due as of the end of the Audited Year; and

(12) Signed audit representation letter in a form which would be reasonably sufficient to enable the Registered Company’s independent registered public accounting firm to render an opinion on the financial statement of the Property pertaining to the Audit Year.

Buyer shall reimburse Seller for all reasonable out-of-pocket costs and expenses incurred in connection with fulfilling Seller’s obligations under this Section 10.6.

Seller’s obligations under this Section 10.6 shall survive the Closing for a period of time commencing on effective date of the assignment to the Registered Company and continuing through the date that is ninety (90) days after such date.

Section 10.7 Signatures in Counterparts and By Facsimile/E-mail. The undersigned agree that this instrument may be signed in any number of counterparts, each of which will constitute an original, and that a facsimile copy or e-mail copy of any signature of any party will be deemed as enforceable and effective as an original signature. All such counterparts together will constitute one and the same instrument.

Section 10.8 Further Assurances. Each party will, whenever and as often as it shall be requested to do so by the other party, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all such further conveyances, assignments, approvals, consents and any and all other documents and do any and all other acts as may be necessary to carry out the intent and purpose of this Agreement.

Section 10.9 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State in which the Property is located.

Section 10.10 Confidentiality and Return of Documents. Prior to Closing, Buyer and Seller will each maintain as confidential any and all material obtained about the other or, in the case of Buyer, about the Property, this Agreement or the transactions contemplated hereby, and will not disclose such information to any third party except as set forth herein. Buyer will have the right to disclose information with respect to the Property to the extent required by law and to its officers, directors, employees, attorneys, accountants, environmental auditors, engineers, potential lenders, and permitted assignees under this Agreement and other consultants to the extent necessary for Buyer to evaluate its acquisition of the Property provided that all such persons are told that such information is confidential and agree to keep such information confidential. If the Closing occurs, each of Seller and Buyer will have the right, subsequent to the Closing, to publicize the transaction (other than the economic terms unless required by law), provided that neither Buyer nor Seller will use the name of the other (and Buyer will not use any derivative name of Lexington Realty Trust) in any such press release without the express written consent of the other.

The provisions of this paragraph will survive the Closing or any termination of this Agreement.

Section 10.11 Interpretation of Agreement. The article, section and other headings of this Agreement are for convenience of reference only and will not be construed to affect the meaning of any provision contained herein. Where the context so requires, the use of the singular will include the plural and vice versa and the use of the masculine will include the feminine and the neuter. The term “person” will include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary or other capacity.

Section 10.12 Amendments. This Agreement may be amended or modified only by a written instrument signed by Buyer and Seller.

Section 10.13 No Recording. This Agreement, a memorandum of this Agreement, or any other document that would constitute an exception to Seller’s title shall not be recorded and the provisions hereof shall not constitute a lien on the Property, except in connection with a specific performance action to enforce this Agreement. In the event Buyer encumbers title to the Property in violation of this Section 10.13, Seller shall be entitled to a payment by Buyer of liquidated damages in the amount of the lesser of: (a) two (2) times the Earnest Money, or (b) the maximum amount permitted by law, together with reasonable attorneys’ fees incurred in the enforcement of this section; provided, however in the event Buyer removes any encumbrance against title to the Property within ten (10) days after written demand from Seller, no such payment shall become due. Such amount is agreed upon by and between Seller and Buyer as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages and the uncertainty thereof associated with Buyer’s breach of this Section 10.13 of the Agreement. Buyer hereby appoints Seller as Buyer’s true and lawful attorney-in-fact, coupled with an interest, for the purposes of the execution of any documents and doing any acts as shall be necessary to affect the discharge of the recording of this Agreement or any other exception to the Commitment or any update thereof.

Section 10.14 No Third Party Beneficiary. The provisions of this Agreement are not intended to benefit any third parties.

Section 10.15 §1031 Exchange. Notwithstanding Section 10.5, either Buyer or Seller may designate the Property as part of a 1031 Exchange under the Internal Revenue Code of 1986, as amended. In such event, Buyer and Seller respectively agree to cooperate with the other in such transaction, including, but not limited to, executing any commercially reasonable documents requested by the designating party and cooperating in a commercially reasonable manner with any facilitator in such transaction, provided that (i) the nondesignating party shall not incur any liability in connection with the exchange, (ii) the nondesignating party shall not be obligated to take title to any real property, (iii) the Date of Closing shall not be extended to accommodate nor shall the Closing be conditioned on consummation of the exchange, and (iv) any and all additional costs and charges attributable to the exchange including, without limitation, actual attorneys’ fees, brokers’ commissions and other transaction-related expenses shall be paid for by the designating party immediately upon demand by the nondesignating party.

Section 10.16 Survival. Except as expressly set forth to the contrary herein, no representations, warranties, covenants or agreements of Seller contained herein will survive the Closing.

Section 10.17 Escrow Agent. (i) The Escrow Agent shall accept the Earnest Money with the understanding of the parties that Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability for the performance or non-performance of Buyer or Seller hereunder to either of them.

(ii) The Escrow Agent shall be protected in relying upon the accuracy, acting in reliance upon the contents, and assuming the genuineness of any notice, demand, certificate, signature, instrument or other document which is given to the Escrow Agent without verifying the truth or accuracy of any such notice, demand, certificate, signature, instrument or other document.

(iii) The Escrow Agent shall not be bound in any way by any other agreement or understanding between the parties hereto, whether or not the Escrow Agent has knowledge thereof or consents thereto unless such consent is given in writing.

(iv) The Escrow Agent’s sole duties and responsibilities under as escrow agent for the Earnest Money shall be to hold and disburse the Earnest Money in accordance with this Agreement.

(v) The Escrow Agent shall not be liable for any action taken or omitted by the Escrow Agent in good faith and believed by the Escrow Agent to be authorized or within its rights or powers conferred upon it by this Agreement, except for damage caused by the fraud or gross negligence of the Escrow Agent.

(vi) Upon the disbursement of the Earnest Money in accordance with this Agreement, the Escrow Agent shall be relieved and released from any liability under this Agreement.

(vii) The Escrow Agent may resign at any time upon at least ten (10) days prior written notice to the parties hereto. If, prior to the effective date of such resignation, the parties hereto shall all have approved, in writing, a successor escrow agent, then upon the resignation of the Escrow Agent, the Escrow Agent shall deliver the Earnest Money to such successor escrow agent. From and after such resignation and the delivery of the Earnest Money to such successor escrow agent, the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement, all of which duties, responsibilities and obligations shall be performed by the appointed successor escrow agent. If for any reason the parties hereto shall not approve a successor escrow agent within such period, the Escrow Agent may bring any appropriate action or proceeding for leave to deposit the Earnest Money with a court of competent jurisdiction, pending the approval of a successor escrow agent, and upon such deposit the Escrow Agent shall be fully relieved of all of its duties, responsibilities and obligations under this Agreement.

(viii) Seller and Buyer hereby agree to, jointly and severally, indemnify, defend and hold the Escrow Agent harmless from and against any liabilities, damages, losses, costs or expenses incurred by, or claims or charges made against, the Escrow Agent (including reasonably attorneys’ fees, expenses and court costs) by reason of the Escrow Agent’s acting or failing to act in connection with any of the matters contemplated by this Agreement in its capacity as escrow agent for the Earnest Money or in carrying out the terms of this Agreement, except as a result of the Escrow Agent’s fraud or gross negligence.

(ix) If for any reason either Seller or Buyer makes a written demand upon Escrow Agent for payment of the Earnest Money, or if Escrow Agent intends to pay such Earnest Money over to either party, Escrow Agent shall give at least ten (10) days’ written notice to the other party of such demand and of its intention to pay over the Earnest Money to the other party on a stated date. If Escrow Agent does not receive a written objection to the proposed payment, Escrow Agent is hereby authorized and directed to make such payment. If such other party delivers to Escrow Agent written objection to such payment before the proposed payment date, Escrow Agent shall continue to hold the Earnest Money until otherwise directed by written instructions by all parties or a final decision of a court of competent jurisdiction. In the event of such dispute, Escrow Agent may deposit the Earnest Money with an appropriate court of competent jurisdiction and, after giving written notice of such action to the parties, Escrow Agent shall have no further obligations with respect to the Earnest Money.

(x) The Escrow Agent shall not have any liability or obligation for loss of all or any portion of the Earnest Money by reason of the insolvency or failure of the institution of depository with whom the escrow account is maintained.

Section 10.18 Waiver of Jury Trial. The parties hereto waive trial by jury in any action, proceeding or counterclaim arising out of this Agreement. The provisions of this section shall survive the delivery of the Deed.

Section 10.19 TIME OF THE ESSENCE. Time is of the essence in this Agreement as to each provision in which time is an element of performance. Unless otherwise specified and except as set forth in Section 2.2, in computing any period of time described herein, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, except that if such last day falls upon a Saturday, Sunday, or legal holiday under the Federal law or laws of the States of Pennsylvania or New York, then such period shall run until the end of the next day that is neither a Saturday, Sunday, or legal holiday under Federal law or the laws of the States of Pennsylvania and New York.

Section 10.20 No Construction Against Drafter. The parties took an equal share in drafting this Agreement; therefore no rule of contract construction that would operate to construe this Agreement or any part thereof strictly against the drafter shall be applied in any action or proceeding relating hereto.

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The parties hereto have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

SELLER: LEXINGTON VALLEY FORGE L.P. By: Lexington Valley Forge II L.P., its general partner By: Lex GP-1 Trust By: /s/ Joseph s. Bonventre

Name: Joseph s. Bonventre Title: Senior Vice President
BUYER: TRIPLE NET PROPERTIES, LLC By: /s/ Richard Hutton Aug. 1, 2007

Name: Richard Hutton Title: Executive Vice President

The Agreement has been received by the Escrow Agent this      day of      , 2007. By its execution of this Agreement, below, the Escrow Agent hereby and agrees to be bound by the terms hereof to the extent that the Agreement imposes duties upon the Escrow Agent.

Land America Title Company

By:
Name:
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